Exhibit 10.68

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement is made and is effective as of December 15, 2006, by and between Santa Lucia Bank (“Bank”) and James M. Cowan (“Executive”) and amends and restates in its entirety that certain Employment Agreement dated November 11, 2004, between the parties.

WHEREAS, Executive is currently employed by the Bank in the capacity as Senior Vice President and Branch Administrator, and Executive’s background, expertise and efforts have contributed to the success and financial strength of the Bank; and

WHEREAS, the Bank wishes to assure itself of the continued opportunity to benefit from Executive’s services for the period provided in this Agreement, and Executive wishes to serve in the employ of the Bank on a full-time basis solely in accordance with the terms hereof for such purposes; and

WHEREAS, the Board of Directors of the Bank (“Board”) has determined that the best interests of the Bank would be served by Executive’s continued employment with the Bank under the terms of this Agreement;

NOW, THEREFORE, in order to effect the foregoing, the parties hereto wish to enter into an employment agreement on the terms and conditions set forth below.  Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Definitions.

(a)   “Agreement” means this employment agreement and any amendments hereto complying with Section 13(a) hereof.

(b)   “Board” means the Board of Directors of the Bank unless the context otherwise requires.

(c)   “Cause” means:

(i)                                     Executive’s personal dishonesty, incompetence or willful misconduct;

(ii)                                  Executive’s breach of fiduciary duty involving personal profit;

(iii)          Executive’s intentional failure to perform Executive’s duties for the Bank after a written demand for performance is given to Executive by the Board which demand specifically identifies the manner in which the Board believes that Executive has not performed his duties;

(iv)          Executive’s willful violation of any law, rule, regulation or final cease and desist order (other than traffic violations or similar minor offenses) to the extent detrimental to the Bank’s business or reputation; or

(v)           Executive’s material breach of any provision of this Agreement.

(d)   “Change in Control” means a change of control of the Bank, or  Santa Lucia Bancorp (“Bancorp”), of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act, whether or not the Bank or Bancorp is then subject to such reporting requirement; provided, however, that a transaction in which the Bank or Bancorp is the acquiror regardless of the form of the transaction shall not be a Change in Control for purposes of this Agreement; provided further however, that without limitation, a Change in Control shall be deemed to have occurred if:

(i)            there is a transfer, voluntarily or by hostile takeover, by proxy contest (or similar action), operation of law, or otherwise, of Control of the Bank or Bancorp;

(ii)           any Person is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act or any successor provisions thereof), directly or indirectly, of securities of the Bank or Bancorp representing 20% or more of the combined voting power of the Bank’s or Bancorp’s then outstanding securities (other than in the case of the ownership by Bancorp of Bank securities);

(iii)          the individuals who were members of the Board immediately prior to a meeting of the shareholders of the Bank or Bancorp, which meeting involves a contest for the election of directors, do not constitute a majority of the Board following such meeting or election;

(iv)          a merger is completed in which the Bank or Bancorp is not the surviving entity (unless the stockholders of Bank or Bancorp, as the case may be, immediately before such merger own immediately after such merger more than a majority of the voting securities of the surviving entity), a consolidation or sale of all or substantially all of the assets of the Bank or Bancorp; or

(v)           there is a change, during any period of two consecutive years, of a majority of the Board or of the board of directors of Bancorp as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period.

(e)   “Code”  shall mean the Internal Revenue Code of 1986, as amended.

(f)    “Control”  means the possession, direct or indirect, by any Person or “group” (as defined in Section 13(d) of the Securities Exchange Act) of the power to direct or cause the direction of the management policies of the Bank or Bancorp, whether through ownership of voting securities, by contract or otherwise, and in any case means the ability to determine the election of a majority of the directors of the Bank or Bancorp.

(g)   “Disability” means physical or mental illness resulting in Executive’s absence on a full-time basis from Executive’s duties with the Bank or Bancorp for 180 calendar days, subject to the procedure described in Section 7(a).

(h)   “Expiration” means the termination of this Agreement (including Executive’s employment hereunder) and of any further obligations of the parties (except as specified in this Agreement) upon completion of the Term.

(i)    “Person” means an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, any unincorporated organization, a government or political subdivision thereof, or any other entity whatsoever.

(j)    “Term” means the initial term of this Agreement and any extensions hereof, as provided in Section 4, prior to a Change in Control.

(k)   “Termination” or “Terminate(d)” means the termination of Executive’s employment hereunder for any of the following reasons unless the context indicates otherwise:

(i)            Retirement by Executive;

(ii)           Death of Executive;

(iii)          Disability;

(iv)          Expiration;

(v)           Resignation;

(vi)          Termination Without Cause; and

(vii)         Termination for Cause.

(l)    “Termination Without Cause” or “Terminate(d) Without Cause” means the cessation of Executive’s employment hereunder for any reason except:

(i)            A resignation by Executive;

(ii)           Termination for Cause;

(iii)          Retirement;

(iv)          Disability;

(v)           Death; or

(vi)          Expiration.

(m)  “Total Salary” shall mean the total amount of salary paid Executive in the prior 12 months.

2.             Employment.  The Bank hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Bank, for the period stated in Section 4 hereof and upon the terms and conditions set forth herein.

3.             Position and Responsibilities.  The Executive shall serve as Senior Vice President and Branch Administrator of the Bank and, subject to the provisions of Section 5 below, shall have such responsibilities, duties and authority as are generally associated with such positions and as may from time to time be assigned to the Executive by the Board that are consistent with such responsibilities, duties and authority.  During the Term of this Agreement, the Executive shall devote all his time, attention, skill and efforts during normal business hours to the business and affairs of the Bank; provided, however, this provision shall not preclude Executive from serving as a Director or member of a committee of any other organization involving no conflict of interests with the interests of the Bank, from engaging in charitable and community activities and from managing his personal investments, provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

4.             Term of Agreement.  Subject to the terms and provisions of this Agreement, this Agreement and the period of Executive’s employment shall be deemed to have commenced as of December 15, 2006, and shall continue for an initial term expiring on December 31, 2007, unless extended as provided herein.  Prior to a Change in Control, the initial term shall automatically be extended for an additional one (1) full calendar year without further action by the parties on January 1, 2008, and on each succeeding January 1 thereafter; provided that each party, Bank or Executive, may stop an automatic calendar year extension by serving written notice upon the other within 90 calendar days prior to January 1, 2008, or within 90 calendar days prior to January 1 of any succeeding year, as the case may be, of such party’s intention that this Agreement shall expire at the end of such Term.  In the event the Bank retains Executive as an employee following the expiration of the Term, such employment, absent a written agreement to the contrary, will be on an at-will basis with such compensation and upon such terms as the parties may then agree, subject to termination at any time with or without cause, and without liability.  If the Bank does not retain Executive as an employee after the Expiration of the Term, Executive’s employment shall cease without further liability of the parties to each other.  Executive’s employment shall also terminate, and the Term of this Agreement will expire, upon Executive’s resignation, retirement, death or Disability, or upon Executive’s Termination for Cause or Termination Without Cause; provided further that the Term of the Agreement shall be deemed to have terminated upon a Change in Control and the payment to Executive of all amounts owed to him upon a Change in Control as provided in Section 8(e) hereof.

5.             Additional Duties.  With the approval of the Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or charitable, political or civic organizations, which, in such Board’s judgment, will not present any material conflict of interest with the Bank and will not unfavorably affect the performance of Executive’s duties pursuant to this Agreement.

6.             Salary, Bonus Payments and Related Matters.

(a)   Salary.   During the period of the Executive’s employment hereunder, the Bank shall pay to the Executive a base salary of One Hundred Five Thousand Dollars ($105,000.00) per year, payable at regular intervals in accordance with the Bank’s normal payroll practices now or hereafter in effect.  During the period of the Executive’s employment hereunder, the Executive may receive such discretionary increases in salary, if any, as may be granted to him from time to time by the Board.

(b)   Bonus Payments.   During the period of the Executive’s employment hereunder, the Executive may receive such discretionary bonuses, if any, as may be granted to him from time to time by the Board.

(c)   Expenses.  During the period of the Executive’s employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder in accordance with the general policies and procedures established by the Bank.

(d)   Employee Benefits and Perks.  During the period of the Executive’s employment hereunder, the Executive shall be entitled to participate in all employee benefits plans or arrangements of the Bank on the same basis as other employees of the Bank including, without limitation, plans or arrangements providing life insurance, disability insurance, sick leave, or retirement.  During the period of the Executive’s employment hereunder, the Executive shall also be entitled to (i) the continuation of an automobile allowance of not less than the monthly amount paid to Executive on November 1, 2006, (ii) use of the Bank provided credit card(s), car telephone(s), pagers and such other perks (if such is (are) being so provided) upon the terms and conditions previously in effect.

7.             Termination.

(a)   Resignation, Retirement, Death or Disability.  Executive’s employment hereunder shall cease at any time by Executive’s resignation, retirement, death or Disability.  Disability shall be deemed to have occurred only after the following procedure has been satisfied:  If within 30 days after a written notice of proposed Termination for Disability is given to Executive by the Bank, Executive has not returned to the full-time performance of his duties, the Bank may end Executive’s employment by giving written notice of Termination for Disability.  Such notice may be given by the Bank following Executive’s absence from Executive’s duties by reason of physical or mental disability for one hundred fifty (150) consecutive calendar days.

(b)   Termination for Cause.  Executive’s employment shall cease upon a good faith finding of Cause by the Board; provided, however, that Executive shall be given written notice of the Board’s finding of conduct by Executive amounting to Cause for such termination.  Said notice shall be accompanied by a copy of a resolution duly adopted by the affirmative vote of not less than a majority of a quorum of the Board at a duly-noticed meeting of the Board, finding that in the good faith opinion of the Board, Executive was guilty of conduct amounting to Cause and specifying the particulars thereof.

(c)   Termination Without Cause.  Executive’s employment may be terminated Without Cause upon 30 days’ notice for any reason, subject to the payment of all amounts required by Section 8 hereof.

(d)   Expiration.  Executive’s employment shall cease, or shall continue on an at-will basis as provided in Section 4 hereof, upon the expiration of the Term of this Agreement as provided in Section 4 hereof.

(e)   Supervisory Suspension.  If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Sections 8(e) or (g) of the Federal Deposit Insurance Act or similar statute, rule or regulation, the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank shall, (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(f)    Regulatory Removal.  If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e) or (g) of the Federal Deposit Insurance Act or similar statute, rule or regulation, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

8.             Payments to Executive Upon Termination or Change in Control.

(a)   Death, Disability or Retirement.  In the event of Termination of this Agreement due to Executive’s death, Disability or retirement, Executive or Executive’s spouse and/or estate shall be entitled to all benefits generally available to Bank employees, or their spouses and/or estates, as of the date of such death, Disability or retirement, without reduction.

(b)   Resignation or Expiration.  In the event of Executive’s resignation, or upon Expiration, the Bank shall have no further obligations to Executive under this Agreement or otherwise, except as may be expressly required by law.

(c)   Termination for Cause.  In the event Executive is Terminated for Cause, the Bank shall have no further obligations to Executive under this Agreement or otherwise, except as may be expressly required by law.

(d)   Termination Without Cause Prior to a Change in Control.  Upon the occurrence of a Termination Without Cause prior to a Change in Control, the Bank shall pay to Executive any amounts then owed to him under this Agreement, within 30 days of the date of the notice required by Section 7(c) hereof.

(e)   Change in Control.  Concurrent with a Change in Control, the Bank shall pay to Executive a lump sum payment equal to 1 time the amount of the Total Salary paid to Executive.  Such lump sum shall be paid concurrent with the Change in Control.

(f)    Source of Payments.  All payments provided in Section 8 shall be paid in cash from the general funds of the Bank, and no special or separate fund need be established and no other segregation of assets need be made to assure payment.

(g)   Consistent Returns.  The Bank and Executive agree that the payments being made under this Agreement represent reasonable compensation for services and that neither the Bank nor Executive will file any returns or reports which take a contrary position.

(h)   Reduction of Payment.  Notwithstanding anything in the foregoing to the contrary, if the payments made to Executive upon a Change in Control or any of the other payments provided for in this Agreement, together with any other payments which Executive has the right to receive from the Bank would constitute a “parachute payment” (as defined in Section 280G of the Code) the payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made in good faith by the Bank’s independent auditors or if such firm is no longer providing tax services to Bank to such other tax advisor as shall be mutually acceptable to Bank and Executive, and such determination shall be conclusive and binding on the Bank and Executive with respect to the treatment of the payment for tax reporting purposes.

(i)    Sole Remedy.  The receipt of the amounts described in this Section 8, and attorneys’ fees  as set forth in Section 12, if any, shall constitute Executive’s sole remedy for breach of this Agreement against the Bank and its officers, directors, employees and agents.

9.             Unauthorized Disclosure.  During the period of his employment hereunder and for a period of one year following the cessation of such employment (irrespective of the reason therefor), Executive shall not, except as required by any court, supervisory authority or administrative agency, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an employee of the Bank, any confidential information obtained by him while in the employ of the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of an unauthorized disclosure by the Executive).

10.           Waivers not to be Continued.  Any waiver by a party of any breach of this Agreement by the other party shall not be construed as a continuing waiver or as a consent to any subsequent breach by the other party.

11.           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

A.                                   If to the Bank, to:

Santa Lucia Bank

7480 El Camino Real

Atascadero, CA  93422

Attn: Chairman of the Board

B.            If to Executive, to:

James M. Cowan

Santa Lucia Bank

7480 El Camino Real

Atascadero, CA  93422

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

12.           Arbitration of Claims.  The parties agree that any and all disputes, controversies or claims of any kind or nature, including but not limited to any arising out of or in any way related to Executive’s employment with or separation from the Bank or Bancorp, shall be submitted to binding arbitration under the auspices and rules of the American Arbitration Association (“AAA”) in Atascadero, California.  Included within this provision are any claims alleging fraud in the inducement of this Agreement, or relating to the general validity or enforceability of this Agreement, or claims based on a violation of any local, state or federal law, such as claims for discrimination or civil rights violations under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act and the Americans with Disabilities Act.  The parties shall each bear their own costs and attorneys’ fees incurred in conducting the arbitration and, except for such disputes where Executive asserts a claim under a state or federal statute prohibiting discrimination in employment (“a Statutory Claim”), or unless required otherwise by applicable law, shall split equally the fees and administrative costs charged by the arbitrator and AAA.  In disputes where Executive asserts a Statutory Claim against the Bank, Executive shall be required to pay only the AAA filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court.  The Bank shall pay the balance of the arbitrator’s fees and administrative costs.  The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover his or its reasonable attorneys’ fees and costs, including the costs or fees charged by the arbitrator and AAA.  In disputes where the Executive asserts a Statutory Claim, reasonable attorneys’ fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Claim had been asserted in state or federal court.

Judgment upon an award rendered by the arbitrator may be entered in any competent court having jurisdiction over the dispute. Executive understands that arbitration is in lieu of any and all other civil legal proceedings and that he is waiving any right he may have to resolve disputes through court or trial by jury.

13.           General Provisions.

(a)   Entire Agreement.  This Agreement constitutes the entire agreement by the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements among or between the parties, unless otherwise provided herein, other than any agreements between Executive and Bank pursuant to the Bank’s or Bancorp’s Equity Plans and retirement plans including that certain Salary Continuation Agreement  dated as of January 18, 2001 together with all subsequent amendments thereto.  No amendment, waiver or termination of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced.  Any written amendment, waiver, or termination hereof executed by the Bank and Executive shall be binding upon them and upon all other Persons, without the necessity of securing the consent of any other Person, and no Person shall be deemed to be a third-party beneficiary under this Agreement.

(b)   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

(c)   No Waiver.  Except as otherwise expressly set forth herein, no failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(d)   Headings.  The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

(e)   Severability.  If for any reason any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, such invalidity or unenforceability shall in no way effect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

(f)    Governing Law.  This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the United States and to the extent not inconsistent therewith the laws of the State of California applicable to contracts executed and to be performed solely in California.

(g)   Advice of Counsel.  Executive acknowledges that  (i) the Agreement has been prepared by Reitner, Stuart & Moore, counsel for the Bank and (ii) he has been encouraged to consult with legal counsel of his choosing concerning the terms of this Agreement prior to executing this Agreement.  Any failure by Executive to consult with competent counsel prior to executing this Agreement shall not be a basis for rescinding or otherwise avoiding the binding effect of this Agreement.  The parties acknowledge that they are entering into this Agreement freely and voluntarily, with full understanding of the terms of this Agreement.  Interpretation of the terms and provisions of this Agreement shall not be construed for or against either party on the basis of the identity of the party who drafted the terms or provisions in question.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:	SANTA LUCIA BANK

By:
Its: Chairman
Print name:

THE EXECUTIVE

Witness	James M. Cowan